Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 19, 2007 relating to the financial statements of Cyberkinetics Neurotechnology Systems, Inc. as of and for the years ended December 31, 2006 and 2005, and to all references to our firm, included in or made part of this registration statement on Form SB-2.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
June 29, 2007